Exhibit 99.1


               Ponko Resigns from Dietrich Metal Framing

                     Stoe Named Interim President


    COLUMBUS, Ohio--(BUSINESS WIRE)--June 5, 2007--Worthington
Industries, Inc. (NYSE:WOR) reported today that Edmund L. Ponko, Jr., President of Dietrich Metal Framing, has resigned. George P. Stoe, Executive Vice President and Chief Operating Officer of Worthington Industries, has been named interim president of Dietrich.

    Ponko had been with Dietrich Metal Framing for more than 25 years and had been an instrumental part of the growth of the business. He had a remarkable career as he began as a salesman and worked his way to being named president in 2001.

    "While market conditions in the steel framing sector are soft, we believe that Dietrich has the best market position and the best people and products in the industry," John P. McConnell, Chairman and CEO of Worthington Industries, said. "We wish Ed well and thank him for his positive contributions over the years," McConnell added. "We are committed to the continuing growth of Dietrich and positioning it to provide the best value to our shareholders."

    About Dietrich Metal Framing

    Dietrich Metal Framing is the largest manufacturer of steel framing products in the United States. Dietrich's 2,000 employees in 26 facilities use state-of-the-art equipment and in-house metallurgic labs to ensure superior product performance and competitive prices. Dietrich Metal Framing, founded in 1959, is a Worthington Industries Company.

    About Worthington Industries

    Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America's premier value-added steel processor and a leader in manufactured metal products such as metal framing, metal ceiling grid systems, pressure cylinders, automotive past model service stamping and laser welded blanks. Worthington Industries and its subsidiaries employ more than 8,000 people and operate 64 facilities in 10 countries. www.worthingtonindustries.com

    Safe Harbor Statement

    The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act"). Statements by the company, which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commission.


    CONTACT: Worthington Industries, Inc.
             Media Contact:
             Cathy M. Lyttle, 614-438-3077
             VP, Corporate Communications
             E-mail: cmlyttle@WorthingtonIndustries.com
             or
             Investor Contact:
             Allison M. Sanders, 614-840-3133
             Director, Investor Relations
             E-mail: asanders@WorthingtonIndustries.com